Exhibit 99.1

       Hexcel Reports 2003 Fourth Quarter and Year-End Results

    STAMFORD, Conn.--(BUSINESS WIRE)--Jan. 26, 2004--Hexcel
Corporation (NYSE/PCX: HXL)

    Fourth Quarter Highlights:

    -- Net sales were $221.4 million. On a constant 2002 currency basis, net sales would have been $212.1 million, up 2.7% from Fourth Quarter 2002.

    -- Net loss $9.7 million after taking a $4.7 million non-cash write-off of a Belgian deferred tax asset compared to $6.1 million net loss for Fourth Quarter, 2002.

    -- Total debt, net of cash, reduced by $16.7 million for the quarter.

    Full Year Highlights:

    -- Net sales were $896.9 million. On a constant 2002 currency basis, net sales would have been $857.3 million, up 0.8% from 2002.

    -- Net loss $11.1 million after taking a $4.7 million non-cash write-off of a Belgian deferred tax asset compared to $13.6 million net loss for 2002.

    -- Completed refinancing in March - principal amortization of debt now $2 million annually until 2008.

    -- Total debt, net of cash reduced by $171.8 million to $441.7 million - $112.0 million from refinancing, $28.7 million from asset sales and $31.1 million from operations.


                           Constant Currency

To assist in the interpretation of the Company's net sales and expenditure trends, the value of total net sales and sales by market for the fourth quarter and full year 2003, as disclosed in this news release, has been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective periods in 2002. Such estimated net sales are titled "constant currency" in this news release. Actual sales by market segment are provided in Table A attached.
                                          Unaudited       Unaudited
                                      --------------------------------
                                       Quarter Ended      Year Ended
                                        December 31,     December 31,
                                      --------------------------------
(In millions, except per share data)    2003    2002    2003     2002
----------------------------------------------------------------------
Net sales                             $221.4  $206.5  $896.9   $850.8
Gross margin %                          18.7%   19.2%   19.5%    19.0%
Operating income                       $10.7   $12.3   $57.8    $60.2
Operating income %                       4.8%    6.0%    6.4%     7.1%
Other income (expense), net               $-      $-   $(0.4)   $10.3
Provision for income taxes (a)          $7.6    $2.5   $13.5    $11.3
Equity in losses of and write-down of
 an investment in affiliated
 companies                             $(0.3)  $(1.5)  $(1.4)  $(10.0)
Net loss                               $(9.7)  $(6.1) $(11.1)  $(13.6)
Deemed preferred dividends and
 accretion                             $(3.0)     $-   $(9.6)      $-
Net loss available to common
 shareholders                         $(12.7)  $(6.1) $(20.7)  $(13.6)
Diluted net loss per common share     $(0.33) $(0.16) $(0.54)  $(0.35)
----------------------------------------------------------------------
(a) The Company's tax provision primarily reflects taxes on foreign income. Included in the 2003 fourth quarter and year-end results is the impact of the write-off of a Belgian deferred tax asset of $4.7 million. The Company will continue to adjust its tax provision rate through the establishment, or release, of a non-cash valuation allowance attributable to currently generated U.S. and Belgian net operating income (losses) until such time as the U.S. and Belgian operations, respectively, generate income in future years to utilize the net operating losses in full.

    Hexcel Corporation (NYSE/PCX: HXL) today reported results for the fourth quarter and full year of 2003. Net sales for the fourth quarter of 2003 were $221.4 million as compared to $206.5 million for the fourth quarter of 2002. In constant currency, revenues for the fourth quarter of 2003 were $9.3 million lower at $212.1 million. Gross margin for the fourth quarter of 2003 was $41.3 million, or 18.7% of sales, compared with $39.6 million for the same period last year.
    Operating income for the fourth quarter of 2003 was $10.7 million as compared to $12.3 million for the same quarter of 2002. Included in the fourth quarter 2002 were approximately $1.5 million of expenses associated with the Company's agreements to issue mandatorily redeemable convertible preferred stock in 2003. Business consolidation and restructuring expenses for the quarter were $1.6 million compared to a net reversal of $0.2 million in the fourth quarter of 2002. Depreciation expense for the quarter at $14.5 million was $2.4 million higher than the fourth quarter of 2002 expense of $12.1 million, due to the translation effect of the weaker U.S. dollar and accelerated depreciation associated with certain of the Company's business consolidation and restructuring actions. Excluding business consolidation and restructuring expenses, the Company's pretax loss for the fourth quarter of 2003 was $0.2 million, compared to a pretax loss of $2.3 million in the comparable 2002 quarter.
    Net loss for the quarter was $9.7 million compared to a net loss of $6.1 million for the same quarter of 2002. Included in the Company's tax provision for the 2003 fourth quarter is the write-off of a Belgian deferred tax asset of $4.7 million. After reflecting deemed preferred dividends and accretion associated with our issuance in March 2003 of mandatorily redeemable convertible preferred stock, net loss available to common shareholders for the fourth quarter of 2003 was $12.7 million, or $0.33 per diluted common share, compared to a net loss of $6.1 million, or $0.16 per diluted common share, for the fourth quarter of 2002.
    For the full year of 2003, net sales were $896.9 million. In constant currency, net sales were $857.3 million as compared to $850.8 million in 2002. Gross margin increased to $174.5 million from $161.3 million. Operating income of $57.8 million in 2003 was $2.4 million lower than the $60.2 million of operating income achieved in 2002. Improved operational performance in 2003 was offset by a $3.5 million year-over-year increase in business consolidation and restructuring expenses and a $5.0 million increase in depreciation expense compared to 2002. Net loss for 2003 was $11.1 million compared to a net loss of $13.6 million in 2002. After reflecting deemed preferred dividends and accretion associated with our issuance in March 2003 of mandatorily redeemable convertible preferred stock, net loss available to common shareholders for the year was $20.7 million, or $0.54 per diluted common share, compared to a net loss of $13.6 million, or $0.35 per diluted common share, for 2002.

    Chief Executive Officer Comments

    Commenting on Hexcel's results, Mr. David E. Berges, Chairman, President and Chief Executive Officer, said, "In 2003, we had our second year of success in achieving continuous productivity improvement, generating cash and reducing debt. During the 2003 fourth quarter, we reduced total debt, net of cash, by $16.7 million to $441.7 million, another five year low. With the benefit of our re-financing in March, asset sales, and the cash we generated from operations during 2003, we have reduced the Company's leverage to more normal levels and generated liquidity to manage and grow our business."
    Mr. Berges continued, "Gross margins for the quarter at 18.7% were slightly lower than last year due to the strength of our industrial revenues where margins tend to be lower than those from aerospace. Like many companies, we have been faced with increased pension expense due to the lower interest rate environment, higher insurance premiums, new regulatory compliance costs and currency fluctuations that are difficult to control, but our productivity improvements have offset these effects. A good indicator of cost control is our headcount, which despite sales growth, ended 2003 at 4,084, down for the tenth quarter in a row."
    Commenting on Hexcel's strategy, Mr. Berges continued, "In 2002, the focus was on quick cost take out to respond to the dramatic shift in our electronics and commercial aerospace markets. In 2003, the Company reduced and refinanced its near term debt obligations to appropriately align our capital structure with our view of the business cycles. Our focus going forward is to build for growth and return to consistent net income profitability."
    "To build for growth, we are making strategic investments in R&T, sales and marketing organizations, and manufacturing assets. In addition, with significant shifts to carbon fiber composite designs in aerospace, wind energy and recreation we see the opportunity to move advanced composite materials from niche to mainstream by undertaking what we call "industrialization" initiatives. We continue to work on a number of rationalization efforts in Europe, and this month we announced our intent to consolidate the activities of our Livermore, California facility into other operations, principally our Salt Lake City, Utah plant. While these actions will produce long-term savings, the main objective is to position us for growth. We believe that our commitment to high volume process automation and the industrialization of our products and processes will drive growth, not just respond to it."
    Mr. Berges concluded, "As for our focus on net income, growth and productivity will always be the biggest drivers of profitability, however, we are also focused on interest and tax expenses as well as equity in losses from our joint ventures. The reductions in total debt have and will continue to reduce interest expense going forward. We have exited two unprofitable joint ventures and our Asian joint venture companies are making steady progress toward profitability as their production volumes grow. In addition, we are taking actions to better balance the financial leverage of our foreign operations. All of this should drive us towards consistent generation of net income."

    Fourth Quarter Revenue Trends

    Consolidated revenues in constant currency for the quarter were 2.7% higher than the fourth quarter of 2002. In constant currency, commercial aerospace revenues of $88.6 million declined $7.7 million, or 8.0% due in part to year-end inventory balancing by customers. Industrial revenues of $68.2 million in constant currency were up $8.3 million, or 13.9%, due to strength in sales of ballistic reinforcement fabrics used in soft body armor and sales to sporting goods applications. Space and defense revenues in constant currency of $43.3 million were up $6.1 million, or 16.4%, from the fourth quarter of 2002 reflecting higher military aircraft production and non-recurring revenues associated with an aircraft in development. Revenues from the electronics market remained depressed in the quarter at $12.0 million in constant currency. Asian production of printed wiring boards has increased to service the broader based electronics industry in that region. The Company's U.S. and, to a lesser extent, European electronics customers are a bit more optimistic than they were at this time last year, but this has yet to develop into any meaningful improvement in our sales of printed wiring board substrates. In addition, the competitive environment in the European electronics business remains particularly challenging.

    2003 Full Year Revenue Trends and 2004 Outlook

    Consolidated revenues in constant currency of $857.3 million for 2003 were just 0.8% higher than 2002. In constant currency, commercial aerospace revenues of $379.2 million declined $11.9 million, or 3.0%. Commercial aerospace revenues from our Structures business declined by $20.3 million, or 23.7%, compared to 2002 reflecting Boeing's build rates and the continued transition of work to its Asian joint ventures. With commercial aircraft build rates projected in 2004 to be comparable to the last year, the Company anticipates that its 2004 commercial aerospace revenues will be at a similar level to 2003.
    Industrial revenues of $255.0 million in constant currency compared to 2002 revenues of $253.9 million. Sales of reinforcement fabrics used in soft body armor and sales to sporting good applications saw double-digit growth for the year. Wind energy revenues were lower in the second half 2003 compared to the second half 2002 due to customer requirements and new product transitions. Sales of ballistic reinforcement fabrics for military applications seem set to remain at the current high levels in 2004 and wind energy revenues are anticipated to grow through both market growth and product evolution. Therefore, the Company expects that its industrial revenues should be up moderately in 2004.
    Space and defense revenues in constant currency of $172.5 million were up $25.0 million, or 16.9%, from 2002 reflecting higher military aircraft production and non-recurring revenues associated with an aircraft in development. The largest increases in demand during the year came from U.S. and European helicopter programs. During the year, the Company recognized non-recurring revenues associated with tooling for a new aircraft program of $7.2 million. The Company anticipates modest revenue growth from this market in 2004.
    In constant currency, electronics revenues for 2003 were $50.6 million compared to 2002 full year revenues of $58.3 million. While total revenues were down year-over-year, the Company did see a small improvement in year-over-year sales for the U.S., which was more than offset by a drop in European sales. Meaningful improvement in the Company's printed wiring board substrate revenues will depend upon growth in demand from U.S. and European electronics customers serving sectors such as telecommunications and major IT infrastructure, which have yet to show signs of a material recovery.
    Based upon the Company's evaluation of trends in the markets it serves, it anticipates net sales for 2004 to be in the range of $900 million to $1 billion.

    Business Consolidation and Restructuring 2004 Outlook

    Business consolidation and restructuring cash costs in 2004 associated with the Livermore facility, as well as our existing programs which include two initiatives in Europe, are anticipated to be in the order of $7 million. Business consolidation and restructuring expenses in 2004 are anticipated to be approximately $4 million. Reflecting accelerated depreciation related to certain of these programs, total depreciation expense, translated at average 2003 exchange rates, is expected to be approximately $52 million in 2004. Lastly, with a focus on both productivity improvement and preparing for growth, capital expenditures are expected to be in the order of $30 million in 2004."

    Taxes

    The Company's provision for income taxes in the fourth quarter of 2003 was $7.6 million compared to a tax provision of $2.5 million in the like period a year ago, and primarily reflects the impact of income taxes on its European operations. During the 2003 fourth quarter, included in the Company's provision for income taxes is the non-cash write-off of a deferred tax asset of $4.7 million previously recognized by its Belgian subsidiary. Due to a weakening dollar and slower materialization of sales and margin improvements derived from recent manufacturing transformations, the Company determined that it was more likely than not that the deferred tax assets would not be realized. The Company will continue to adjust its tax provision rate through the establishment, or release, of a non-cash valuation allowance attributable to currently generated U.S. and Belgium net operating income (losses) until such time as the U.S. and Belgium operations, respectively, generate sufficient taxable income to utilize the net operating losses in full.

    Debt and Convertible Preferred Stock

    Total debt, net of cash, declined in the quarter by $16.7 million to $441.7 million as of December 31, 2003 (see Table E for details of the components of net debt). Inventories at the end of the fourth quarter were slightly lower than September 30, 2003 and $6.9 million higher ($1.8 million lower in constant currency) than December 31, 2002. Accounts receivable measured as days sales outstanding as of December 31, 2003 were comparable to the same quarter last year.
    During 2003, total debt, net of cash, was reduced by $171.8 million to $441.7 million. This was accomplished by raising new capital, selling non-core assets and improved operating performance as detailed herein. The proceeds from the March 2003 issuance of mandatorily redeemable convertible preferred stock, net of the cash expenses associated with issuing the preferred stock and refinancing the Company's senior debt were $112.0 million. During the year, the Company sold its remaining interest in its Asian electronics joint venture for $23.0 million, as well as, a product line and surplus real estate at its Kent, Washington facility to generate $28.7 million in total from asset sales. The Company generated $31.1 million from operations, net of capital expenditures and dividend receipts. As a result of the Company's refinancing, its principal amortization of debt will be approximately $2 million annually until 2008.
    Interest expense during the fourth quarter and full year was $12.5 million and $53.6 million, respectively, and compares to interest expense of $14.4 million and $62.8 million in the respective periods of 2002. The decline in interest expense during 2003 reflects the substantial reduction in total debt during 2003. (see Table C for details of the components of interest expense).
    The non-cash deemed preferred dividends and accretion expense relating to the mandatorily redeemable convertible preferred stock were $3.0 million and $9.6 in the fourth quarter and full year of 2003, respectively. A description of the accounting for these securities can be found in the Company's Form 8-K filed on April 7, 2003.

    Hexcel will host a conference call at 11:00 A.M. EST, Tuesday, January 27, 2004 to discuss the fourth quarter and year-end results, and respond to questions. The telephone number for the conference call is (719) 867-0640 and the confirmation code is 532622. The call will be simultaneously hosted on Hexcel's web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

    Hexcel Corporation is a leading advanced structural materials company. It develops, manufactures and markets lightweight, high-performance reinforcement products, composite materials and composite structures for use in commercial aerospace, space and defense, electronics, and industrial applications.

    Disclaimer on Forward Looking Statements

    This press release contains statements that are forward looking, including statements relating to anticipated trends in the market segments the Company serves, 2004 full year consolidated revenues; cost reductions from business consolidation, restructuring and productivity programs together with their associated improvements; and the Company's focus on generating cash and reducing total debt. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changing market conditions, increased competition, product mix, inability to achieve planned manufacturing improvements and cost reductions, conditions in the financial markets and changes in currency exchange rates. Additional risk factors are described in the Company's filings with the SEC. The Company does not undertake an obligation to update its forward-looking statements to reflect future events.


Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
----------------------------------------------------------------------
                                                  Unaudited
                                       -------------------------------
                                         Quarter Ended    Year Ended
                                          December 31,   December 31,
(In millions, except per share data)      2003   2002    2003    2002
----------------------------------------------------------------------
Net sales                              $ 221.4 $206.5 $ 896.9 $ 850.8
Cost of sales                            180.1  166.9   722.4   689.5
----------------------------------------------------------------------
                                                                689.5
 Gross margin                             41.3   39.6   174.5   161.3

Selling, general and administrative
 expenses                                 24.5   23.8    95.0    85.9
Research and technology expenses           4.5    3.7    17.7    14.7
Business consolidation and
 restructuring expenses                    1.6   (0.2)    4.0     0.5
----------------------------------------------------------------------

 Operating income                         10.7   12.3    57.8    60.2

Interest expense                         (12.5) (14.4)  (53.6)  (62.8)
Other income (expense), net                  -      -    (0.4)   10.3
----------------------------------------------------------------------

 Income (loss) before income taxes        (1.8)  (2.1)    3.8     7.7
Provision for income taxes                 7.6    2.5    13.5    11.3
----------------------------------------------------------------------

 Income (loss) before equity in losses (9.4) (4.6) (9.7) (3.6) Equity in losses of and write-down of an
   investment in affiliated companies     (0.3)  (1.5)   (1.4)  (10.0)
----------------------------------------------------------------------

 Net loss                                 (9.7)  (6.1)  (11.1)  (13.6)
Deemed preferred dividends and
 accretion                                (3.0)     -    (9.6)      -
----------------------------------------------------------------------

Net loss available to common
 shareholders                          $ (12.7)$ (6.1)$ (20.7)$ (13.6)
----------------------------------------------------------------------

Net loss per common share:
 Basic                                 $ (0.33)$(0.16)$ (0.54)$ (0.35)
 Diluted                               $ (0.33)$(0.16)$ (0.54)$ (0.35)

Weighted-average common shares
 outstanding (a):
  Basic                                   38.7   38.5    38.6    38.4
  Diluted                                 38.7   38.5    38.6    38.4
----------------------------------------------------------------------

(a) The Company's convertible subordinated debentures, due 2011, former convertible subordinated notes, due 2003 and all stock options were excluded from the computations of diluted net loss per common share for the quarters and years ended December 31, 2003 and 2002, as they were antidilutive. The convertible subordinated notes, due 2003, were repaid in full in March 2003. In addition, the Company's mandatorily redeemable convertible preferred stock issued on March 19, 2003 was excluded from the quarter and year ended December 31, 2003 computations of diluted net loss per common share, as it was antidilutive.


Hexcel Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
----------------------------------------------------------------------
                                              Unaudited
                               ---------------------------------------
                               December 31, September 30, December 31,
(In millions, except per share     2003         2003          2002
 data)
----------------------------------------------------------------------
Assets
Current assets:
 Cash and cash equivalents     $      41.7  $       28.9  $       8.2
 Accounts receivable, net            126.2         132.4        117.3
 Inventories, net                    120.5         121.2        113.6
 Prepaid expenses and other
  assets                              16.2          13.9          9.2
----------------------------------------------------------------------
 Total current assets                304.6         296.4        248.3

Property, plant and equipment        688.0         662.7        642.8
Less accumulated depreciation       (394.1)       (370.8)      (333.4)
----------------------------------------------------------------------
 Net property, plant and
  equipment                          293.9         291.9        309.4

Goodwill, net                         76.9          75.5         74.4
Investments in affiliated
 companies                             7.4           8.7         34.0
Other assets                          39.9          43.3         42.0
----------------------------------------------------------------------

Total assets                   $     722.7  $      715.8  $     708.1
----------------------------------------------------------------------
Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
 Notes payable and current
  maturities of capital lease
  obligations                  $       2.1  $        2.7  $     621.7
 Accounts payable                     64.1          65.7         54.9
 Accrued liabilities                  97.7          96.0        102.5
----------------------------------------------------------------------
 Total current liabilities           163.9         164.4        779.1

Long-term notes payable and
 capital lease obligations           481.3         484.6            -
Other non-current liabilities         64.9          59.2         56.4
----------------------------------------------------------------------
Total liabilities                    710.1         708.2        835.5

Mandatorily redeemable
 convertible preferred stock,
 0.125 shares
  of series A and 0.125
  shares of series B
  authorized, issued and
  outstanding at December 31, 2003
  and September 30, 2003             106.0         103.0            -

Stockholders' equity (deficit):
Preferred stock, no par value,
 20.0 shares of stock authorized,
 no shares issued or outstanding         -             -            -
Common stock, $0.01 par value,
 200.0 shares of stock authorized,
 and 40.0 shares issued and
 outstanding at December 31, 2003 and
 September 30, 2003; and 100.0 shares
 of stock authorized, and 39.8 shares
 issued and outstanding at
 December 31, 2002                     0.4           0.4          0.4
Additional paid-in capital           303.5         306.3        288.2
Accumulated deficit                 (392.6)       (382.9)      (381.5)
Accumulated other
 comprehensive income (loss)           8.8          (5.7)       (21.2)
----------------------------------------------------------------------
                                     (79.9)        (81.9)      (114.1)
Less - Treasury stock, at cost,
 1.3 shares at December 31, 2003,
 September 30, 2003 and at
 December 31, 2002                   (13.5)        (13.5)       (13.3)
----------------------------------------------------------------------
Total stockholders' equity
 (deficit)                           (93.4)        (95.4)      (127.4)
----------------------------------------------------------------------

Total liabilities and
 stockholders' equity
 (deficit)                     $     722.7  $      715.8  $     708.1
----------------------------------------------------------------------


Total debt, net of cash        $     441.7  $      458.4  $     613.5
----------------------------------------------------------------------


Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
----------------------------------------------------------------------
                                                  Unaudited
                                        ------------------------------
                                         Quarter Ended    Year Ended
                                          December 31,    December 31,
(In millions)                             2003   2002     2003   2002
----------------------------------------------------------------------

Cash flows from operating activities
 Net loss                               $ (9.7)$ (6.1) $ (11.1)$(13.6)
 Reconciliation to net cash provided by
  operating activities:
  Depreciation                            14.5   12.1     52.2   47.2
  Amortization of debt discount and
   deferred financing costs                0.9    1.0      3.5    4.0
  Deferred income taxes                    5.3    1.5      4.8    1.7
  Business consolidation and
   restructuring expenses                  1.6   (0.2)     4.0    0.5
  Business consolidation and
   restructuring payments                 (1.8)  (4.8)    (9.1) (24.3)
  Equity in losses of and write-down of
   an
   investment in affiliated companies      0.3    1.5      1.4   10.0
  Working capital changes and other        8.6   25.5      1.2   40.4
----------------------------------------------------------------------
 Net cash provided by operating
  activities                              19.7   30.5     46.9   65.9
----------------------------------------------------------------------

Cash flows from investing activities
 Capital expenditures                     (9.1)  (6.4)   (21.6) (14.9)
 Proceeds from sale of an ownership
  interest in an
  affiliated company                         -      -     23.0   10.0
 Proceeds from sale of other assets          -    0.3      5.7    1.5
 Dividends from affiliated companies       1.0    0.8      2.0    1.6
 Other                                       -      -        -   (0.5)
----------------------------------------------------------------------
 Net cash provided by (used in)
  investing activities                    (8.1)  (5.3)     9.1   (2.3)
----------------------------------------------------------------------

Cash flows from financing activities
 Proceeds from (repayments of) senior
  secured credit
   facilities, net                        (3.1)     -      4.0      -
 Repayments of capital lease obligations
  and
   other debt, net                        (0.7)  (3.1)   (39.2)  (9.9)
 Proceeds from issuance of 9-7/8% senior
  secured notes,
   net of discount                           -      -    123.7      -
 Repayments of senior credit facility,
  net                                        -  (28.8)  (179.7) (57.4)
 Redemption of 7% convertible
  subordinated notes                         -      -    (46.9)     -
 Proceeds from issuance of mandatorily
  redeemable
   convertible preferred stock               -      -    125.0      -
 Issuance costs related to debt and
  equity offerings                           -      -    (14.1)     -
 Activity under stock plans                0.1   (0.2)     0.3      -
----------------------------------------------------------------------
 Net cash used for financing activities   (3.7) (32.1)   (26.9) (67.3)
                                        ------------------------------
Effect of exchange rate changes on cash
 and cash equivalents                      4.9   (1.1)     4.4    0.3
----------------------------------------------------------------------
Net increase (decrease) in cash and cash
 equivalents                              12.8   (8.0)    33.5   (3.4)
Cash and cash equivalents at beginning
 of period                                28.9   16.2      8.2   11.6
----------------------------------------------------------------------
Cash and cash equivalents at end of
 period                                 $ 41.7 $  8.2  $  41.7 $  8.2
----------------------------------------------------------------------

Supplemental Data:
  Cash interest paid                    $  7.3 $  4.4  $  51.7 $ 59.3
  Cash taxes paid, net of refunds       $  1.1 $  5.1  $   9.4 $  8.4
----------------------------------------------------------------------


Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Product Group and Market Segment

                                                               Table A
----------------------------------------------------------------------
                                          Unaudited
                       -----------------------------------------------
                        Commercial           Space &
(In millions)           Aerospace Industrial Defense Electronics Total
----------------------------------------------------------------------
Fourth Quarter 2003 Net Sales
Reinforcements             $ 12.5   $  35.2  $     -   $ 12.4  $ 60.1
Composites                   64.0      37.6     42.0        -   143.6
Structures                   14.5         -      3.2        -    17.7
----------------------------------------------------------------------
Total                        91.0      72.8     45.2     12.4   221.4
                           $   41%  $    33% $    20%  $    6% $  100%
----------------------------------------------------------------------
Third Quarter 2003 Net Sales
Reinforcements             $ 11.8   $  29.5  $     -   $ 12.3  $ 53.6
Composites                   63.1      34.4     42.0        -   139.5
Structures                   16.7         -      3.0        -    19.7
----------------------------------------------------------------------
Total                        91.6      63.9     45.0     12.3   212.8
                           $   43%  $    30% $    21%  $    6% $  100%
----------------------------------------------------------------------
Fourth Quarter 2002 Net Sales
Reinforcements             $ 11.5   $  23.2  $     -   $ 13.1  $ 47.8
Composites                   63.9      36.7     33.9        -   134.5
Structures                   20.9         -      3.3        -    24.2
----------------------------------------------------------------------
Total                        96.3      59.9              13.1   206.5
                           $   47%  $    29% $37.218%  $    6% $  100%
----------------------------------------------------------------------

2003 Net Sales
Reinforcements             $ 51.1   $ 128.9  $     -   $ 52.8  $232.8
Composites                  273.6     146.0    165.2        -   584.8
Structures                   65.2         -     14.1        -    79.3
----------------------------------------------------------------------
Total                       389.9     274.9    179.3     52.8   896.9
                           $   43%  $    31% $    20%  $    6% $  100%
----------------------------------------------------------------------

2002 Net Sales
Reinforcements             $ 49.0   $ 110.6  $     -   $ 58.3  $217.9
Composites                  256.6     143.3    132.5        -   532.4
Structures                   85.5         -     15.0        -   100.5
----------------------------------------------------------------------
Total                       391.1     253.9    147.5     58.3   850.8
                           $   46%  $    30% $    17%  $    7% $  100%
----------------------------------------------------------------------


Hexcel Corporation and Subsidiaries
Segment Data                                                   Table B
----------------------------------------------------------------------
                                       Unaudited
                  ----------------------------------------------------
                                                       Corporate
(In millions)     Reinforcements Composites Structures  & Other  Total
                                                          (a)
----------------------------------------------------------------------

Fourth Quarter 2003
----------------------------------------------------------------------
 Net sales to external
  customers            $   60.1 $    143.6 $     17.7 $      - $221.4
  Intersegment sales       20.3        4.0          -        -   24.3
----------------------------------------------------------------------
   Total sales             80.4      147.6       17.7        -  245.7

 Operating income (loss)    4.0       13.8        0.6     (7.7)  10.7
 Depreciation               5.3        8.7        0.5        -   14.5
 Business consolidation and
  restructuring expenses    0.8        0.5        0.1      0.2    1.6
 Capital expenditures       2.5        6.4        0.2        -    9.1
----------------------------------------------------------------------
Third Quarter 2003
----------------------------------------------------------------------
 Net sales to external
  customers            $   53.6 $    139.5 $     19.7 $      - $212.8
  Intersegment sales       19.2        2.3          -        -   21.5
----------------------------------------------------------------------
   Total sales             72.8      141.8       19.7        -  234.3

 Operating income (loss)    2.6       14.0        0.4     (5.9)  11.1
 Depreciation               3.6        8.2        0.5        -   12.3
 Business consolidation and
  restructuring expenses    0.8        0.2          -        -    1.0
 Capital expenditures       1.7        3.8          -        -    5.5
----------------------------------------------------------------------
Fourth Quarter 2002
----------------------------------------------------------------------
 Net sales to external
  customers            $   47.8 $    134.5 $     24.2 $      - $206.5
  Intersegment sales       17.4        3.4          -        -   20.8
----------------------------------------------------------------------
   Total sales             65.2      137.9       24.2        -  227.3

 Operating income (loss)    4.1       16.1          -     (7.9)  12.3
 Depreciation               3.7        8.0        0.4        -   12.1
 Business consolidation and
  restructuring expenses    0.2        0.8       (0.1)    (1.1)  (0.2)
 Capital expenditures       1.4        4.7        0.2      0.1    6.4
----------------------------------------------------------------------
Full Year 2003
----------------------------------------------------------------------
 Net sales to external
  customers            $  232.8 $    584.8 $     79.3 $      - $896.9
 Intersegment sales        83.7       15.6          -        -   99.3
----------------------------------------------------------------------
   Total sales            316.5      600.4       79.3        -  996.2

 Operating income (loss)   16.2       66.8        2.0    (27.2)  57.8
 Depreciation              17.3       32.8        2.1        -   52.2
 Business consolidation and
  restructuring expenses    1.8        1.8        0.2      0.2    4.0
 Capital expenditures       6.9       14.4        0.3        -   21.6
----------------------------------------------------------------------
Full Year 2002
----------------------------------------------------------------------
 Net sales to external
  customers             $ 217.9 $    532.4 $    100.5 $      - $850.8
  Intersegment sales       70.3       17.2          -        -   87.5
----------------------------------------------------------------------
   Total sales            288.2      549.6      100.5        -  938.3

 Operating income (loss)   19.6       65.8        0.4    (25.6)  60.2
 Depreciation              15.4       29.3        2.4      0.1   47.2
 Business consolidation and
  restructuring expenses   (0.5)       1.9        0.2     (1.1)   0.5
 Capital expenditures       4.0       10.4        0.4      0.1   14.9
----------------------------------------------------------------------
(a) The Company does not allocate corporate expenses to its business segments


Hexcel Corporation and Subsidiaries
Schedule of Interest Expense                                   Table C
----------------------------------------------------------------------
                                                   Unaudited
                                        ------------------------------
                                          Quarter Ended   Year Ended
                                          December 31,    December 31,
(In millions)                             2003    2002    2003    2002
----------------------------------------------------------------------

Interest on debt instruments            $ 11.2  $ 12.9  $ 48.4 $ 55.1
Banking, commitment and other fees         0.4     0.5     1.7    3.7
Amortization of financing costs and
 discounts (non-cash)                      0.9     1.0     3.5    4.0
----------------------------------------------------------------------
Interest Expense                        $ 12.5  $ 14.4  $ 53.6 $ 62.8
----------------------------------------------------------------------


Hexcel Corporation and Subsidiaries
Schedule of Other Income (Expense)                             Table D
----------------------------------------------------------------------
                                                   Unaudited
                                        ------------------------------
                                          Quarter Ended   Year Ended
                                          December 31,    December 31,
(In millions)                             2003    2002    2003    2002
----------------------------------------------------------------------
Gain on sale of assets                  $   -   $    -  $   2.2 $   -
Gain on expiration of contingent
 liability                                  -        -      1.4     -
Gain (loss) on early retirement of
 debt, net                                  -        -     (4.0)  0.5
Litigation gain                             -        -       -    9.8
----------------------------------------------------------------------
Other Income (Expense), net             $   -   $    -  $  (0.4)$ 10.3
----------------------------------------------------------------------


Hexcel Corporation and Subsidiaries
Schedule of Net Debt                                           Table E
----------------------------------------------------------------------
                                              Unaudited
                               ---------------------------------------
                               December 31, September 30, December 31,
(In millions)                      2003         2003          2002
----------------------------------------------------------------------
Senior Secured Credit
 Facility, due 2008            $   4.0  $        7.1  $         -
Senior Credit Facility, due
 2005                                -             -        179.7
European credit and overdraft
 facilities                        1.9           2.4          0.2
9.875% Senior secured notes,
 due 2008, net of unamortized
 discount of $1.1 as of
 December 31 and $1.2 as of
 September 30, 2003              123.9         123.8            -
9.75% Senior subordinated
 notes, due 2009, net of
 unamortized discount of $1.0
 as of December 31, 2003 and
 September 30,2003, and $1.2
 as of December 31, 2002         328.5         329.0        338.8
7.0% Convertible subordinated
 notes, due 2003                     -             -         46.9
7.0% Convertible subordinated
 debentures, due 2011             21.0          21.0         22.7
----------------------------------------------------------------------
Total notes payable              479.3         483.3        588.3
Capital lease obligations          4.1           4.0         33.4
----------------------------------------------------------------------
Total notes payable and
 capital lease obligations     $ 483.4  $      487.3  $     621.7
----------------------------------------------------------------------
Cash and cash equivalents         41.7          28.9          8.2
----------------------------------------------------------------------
Net Debt                       $ 441.7  $      458.4  $     613.5
----------------------------------------------------------------------

    CONTACT: Hexcel Corporation
             Investors:
             Stephen C. Forsyth, 203-969-0666 Ext. 425 stephen.forsyth@hexcel.com
              or
             Media:
             Michael Bacal, 203-969-0666 Ext. 426
             michael.bacal@hexcel.com